SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 22, 2002

CONCEPTUS, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-27596 (Commission file number)	94-3170244 (I.R.S. employer identification no.)

1021 Howard Avenue
San Carlos, CA 94070
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (650) 802-7240

ITEM 5.    OTHER EVENTS.

On July 22, 2002, Conceptus, Inc. issued a press release announcing that the Obstetrics and Gynecological Devices Advisory Committee of the United States Food and Drug Administration (FDA) recommended approval for Essure™. Text of the press release follows:

Rockville, MD, July 22, 2002 – Conceptus, Inc. (NASDAQ NM: CPTS) today announced that the Obstetrics and Gynecological Devices Advisory Committee of the United States Food and Drug Administration (FDA) recommended approval for Essure™, the first alternative to tubal ligation for women seeking permanent contraception. The committee, by a vote of 8-0 with one abstention, recommended that Essure be approved once certain conditions are met. These conditions include changes to the labeling and implementation of the company’s pre-existing plan to conduct post-marketing surveillance. Although Advisory Committee recommendations are not binding on the FDA, typically FDA final determinations are consistent with their recommendations. In May, the Essure PMA (Pre-Market Approval Application) was granted expedited review status by the FDA. The Essure device is investigational in the United States and currently marketed in Australia, Europe, Singapore and Canada.

Currently, an estimated 700,000 American women undergo tubal ligation each year, making it the most common form of contraception in the United States. Unlike tubal ligation, which requires cutting into the abdominal cavity, and is typically done under general anesthesia with a four to six day recovery period, Essure requires no incisions, can be performed without general anesthesia and most patients are able to return to their regular physical activities within one day.

“After researchers have worked for more than three decades to develop an alternative to surgical tubal ligation, Conceptus is extremely proud to have developed Essure and be one step closer to bringing this breakthrough option to women seeking permanent birth control,” said Steve Bacich, President and CEO of Conceptus. “We are pleased that the Advisory Committee has recommended Essure for approval. When all FDA questions are answered, and if approval is given, we will work to make the procedure available as quickly as possible to women in the United States.”

“Alternatives to incisional permanent birth control procedures represent an unmet need in this country,” said Jay M. Cooper, M.D., founder and medical director of Women’s Health Research Center, Phoenix, Arizona, and the principal U.S. investigator of Essure. “By offering women a procedure without an incision, without general anesthesia and without significant disruption to their family or work life, Essure could ultimately change the face of permanent contraception.”

About Essure

Essure deploys a soft micro-insert into the fallopian tube through the cervix using a minimally invasive transcervical tubal access catheter. Once in place, the device is designed to elicit tissue growth in and around the micro-insert to form an occlusion or blockage in the fallopian tube. An Essure procedure does not require cutting or penetrating the abdomen and can be performed in a less costly procedure setting without general anesthesia. Accordingly, a woman is expected to return home about 45 minutes after the procedure is completed.

About Conceptus

Conceptus, Inc. is developing Essure, an innovative medical procedure, designed to provide a non-incisional alternative to tubal ligation, the leading form of birth control worldwide. The availability of Essure in the U.S. is expected to open up a market currently occupied by surgical tubal ligation and vasectomy, which combined account for over 1 million procedures in the United States.

The Essure procedure is based on a unique and proprietary implant and catheter delivery system for minimally invasive transcervical tubal access.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements, the accuracy of which is necessarily subject to risks and uncertainties. The receipt of regulatory approvals, results of product development programs, and clinical efficacy of and market demand for our product, among other matters discussed in this release, may differ significantly from the discussion of such matters in the forward-looking statements. Such differences may be based upon factors within the Company’s control, such as strategic planning decisions by management and re-allocation of internal resources, or on factors outside of the Company’s control, such as delays by regulatory authorities, scientific advances by third parties and introduction of competitive products, as well as those factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001 and other filings with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCEPTUS, INC. (Registrant)

By:	/s/ GLEN K. FURUTA
Glen K. Furuta Vice President, Finance & Administration and Chief Financial Officer

Dated:    July 23, 2002

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